UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
             of the Securities Exchange Act of 1934 (Amendments No.)

Check the appropriate box:

[X] Preliminary Information Statement [ ] Confidential, for Use of the
                                          Commission  Only (as permitted
[ ] Definitive  Information Statement     by Rule 14c-5 (d)(2))


                                  EDULINK, INC.
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No:
    3) Filing Party:
    4) Date Filed:

                                  EDULINK, INC.
                       1122 Coney Island Avenue, Suite 210
                               Brooklyn, NY 11230


                                November __, 2006




Dear Stockholder:

     The accompanying Information Statement is being furnished to the holders of shares of the common stock of EduLink, Inc. (the "Company"), a Nevada corporation. The Board of Directors (the "Board") is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you of actions already approved by written consent of a majority of the voting stockholders and directors. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, the following actions will not be effective until twenty (20) days after the date the Information Statement is mailed to the stockholders:

     1. To authorize the Company's Board of Directors to amend our Articles of Incorporation to: (i) change the Company's name to "Mega Media Group, Inc."; (ii) increase the number of authorized shares of Common Stock to two hundred seventy billion (270,000,000,000) shares of common stock, par value $0.001 per share; (iii) authorizing twenty million (20,000,000) shares of blank check preferred stock, par value $0.001 per share; and (iv) effectuate a 1-for-1,500 reverse stock split of our authorized and issued and outstanding shares of common stock.

     The enclosed Information Statement is being mailed on or about November __, 2006 to stockholders of record as of the close of business on November 16, 2006. You are urged to read the enclosed Information Statement in its entirety.

                            For the Board of Directors of
                            EDULINK, INC.

                            By: /s/ Aleksandr Shvarts
                            -------------------------
                            ALEKSANDR SHVARTS
                            Chairman

                 THIS INFORMATION STATEMENT IS BEING PROVIDED TO
                  YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                  EDULINK, INC.

                       1122 Coney Island Avenue, Suite 210
                               Brooklyn, NY 11230

                              INFORMATION STATEMENT

                                November __, 2006

                               GENERAL INFORMATION

     This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $0.001 per share (the "Common Stock"), of EduLink, Inc., a Nevada Corporation (the "Company"), to notify such Stockholders of the following:

    On November 16, 2006, pursuant to Nevada Revised Statutes ("N.R.S.") 78.320, the Company received written consents in lieu of a meeting of Stockholders from Stockholders holding by proxy 754,689,404 shares, representing 50.31% of the 1,500,000,000 outstanding shares of Common Stock (the "Majority Stockholders"), authorizing the Company's Board of Directors to amend our Articles of Incorporation to: (i) change the Company's name to "Mega Media Group, Inc."; (ii) increase the number of authorized shares of Common Stock to two hundred seventy billion (270,000,000,000) shares of Common Stock, par value $0.001 per share;
    (iii) authorizing twenty million (20,000,000) shares of blank check preferred stock, par value $0.001 per share; and (iv) effectuate a 1-for-1,500 reverse stock split of our authorized and issued and outstanding shares of Common Stock (the "Amendments").

     On November 16, 2006, pursuant to N.R.S. 78.315, the Board of Directors of the Company unanimously approved the above actions, subject to Stockholder approval. According to N.R.S. 78.390, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company's Articles of Incorporation. The Majority Stockholders approved the actions by written consent in lieu of a meeting on November 16, 2006 in accordance with the N.R.S. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

  We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

     The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on November 16, 2006, 2006 as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

     You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendments will not be filed with the Secretary of State of the State of Navada become effective until at least 20 calendar days after the mailing of this Information Statement.

     This Information Statement is being mailed on or about December __, 2006 to all Stockholders of record as of the Record Date.

                          OUTSTANDING VOTING SECURITIES

     As of the date of the Consent by the Majority Stockholders, November 16, 2006, the Company had 1,500,000,000 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

     On November 16, 2006, the holders of 50.31% of the issued and outstanding shares of Common Stock executed and delivered to the Company a written consent approving the Amendments. Since the Amendments has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

     The N.R.S. provides in substance that unless the Company's Articles of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the number of shares of the Company's Common Stock beneficially owned on November 16, 2006, the Record Date, by each person who is known by the Company to beneficially own 5% or more of the Company's Common Stock, each of the Company's directors and executive officers, and all of the Company's directors and executive officers, as a group:

                  Name and Address of       Amount and Nature of     Percent of
Title of Class    Beneficial Owner            Beneficial Owner       Class (2)
--------------------------------------------------------------------------------

Common Stock      Aleksandr Shvarts(1) (5)           754,689,404(4)      50.31%
                  100 Oceana Drive
                  Brooklyn, NY 11235
Common Stock      David Kokakis(1)                             0             0%
                  53 Horratio St., 2nd Fl
                  NY, NY 10014
Common Stock      Dr. Lev Paukman(1)                           0             0%
                  1965 Broadway, Apt. 2A
                  NY, NY 10023
Common Stock      Eric Schwartz(1) (5)                         0             0%
                  100 Oceana Drive, Apt. 6B
                  Brooklyn, NY 11235
Common Stock      Gennady Pomeranets(1)                        0             0%
                  c/o Universal Accounting
                  328 Neptune Avenue
                  Brooklyn, NY 11235
Common Stock      Ian Rescigno (3)                   328,530,941(4)      21.90%
                  605 Warwick Avenue #4
                  Thousand Oaks, CA 91360
Common Stock      Michael Rosenfeld                  104,698,659(4)       5.19%

Common Stock      Boris Berenfeld                      9,000,000(4)       0.45%
                  35 Summer Street
                  Manchester, MA 01944
Common Stock      Ronald Rescigno                     89,118,902(4)       4.41%
                  4063 Bridgewood Lane
                  Westlake Village, CA 91360
Common Stock      Robert Rescigno                      7,500,000(4)       0.37%
                  3562 Centerview Avenue
                  Wantagh, NY 11793
Common Stock      Joe Pikulski                       141,000,000(4)       6.99%
                  32009 Foxmoor Court
                  Westlake Village, CA 91362
Common Stock      Stanley Merdinger(6)                20,000,000(4)       0.50%
                  30 West 63rd Street, Apt. 24P
                  New York, NY 10023
Common Stock      Natalie Merdinger(6)                25,000,000(4)       1.24%
                  30 West 63rd Street, Apt. 24P
                  New York, NY 10023
Common Stock      Jerry Hanley                        17,152,951(4)       0.85%

Common Stock      Rip Gerber                          17,152,951(4)       0.85%

Common Stock      Paula Cruz Takash                    3,000,000(4)       0.15%

Common Stock      Louis Capannelli                     2,535,000(4)       0.13%
                  1759 Lanier Place, NW
                  Washington, DC 20009
Common Stock      All officers and directors as a    754,689,404(4)      50.31%
                  group (5 in number)
------------

(1) The person listed is an officer and/or director of the Company.

(2) Based on 1,500,000,000 shares of Common Stock issued and outstanding as of November 16, 2006.

(3) Ian Rescigno is the beneficial owner of 844,592,577 shares of our Common Stock, of which 735,000,000 shares were awarded to him pursuant to a judgment against the company, of which 516,061,636 of those shares are unissued as they would exceed our authorized capital stock of 1,500,000,000 shares.

(4) In the Merger, MMG and its shareholders, received irrevocable proxies from a majority of the EduLink shareholders to vote 754,689,404 shares of Common Stock, representing 50.31% of the issued and outstanding shares of us, for a period of 120 days or until such time as the Company issues to the MMG Shareholders 90% of its outstanding shares. MMG and its shareholders designated Aleksandr Shvarts, our Chief Executive Officer, as the authorized agent to receive such proxies. As a result of the proxies, Aleksandr Shvarts is the beneficial owner of, and has the sole voting control of, all 754,689,404 shares of Common Stock.

(5) Aleksandr Shvarts and Eric Schwartz are brothers.

(6) Stanley Merdinger and Natalie Merdinger are husband and wife.

                         DISSENTER'S RIGHTS OF APPRAISAL

         The Stockholders have no dissenter's rights of appraisal.

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION

A. Change the Name of the Company to "Mega Media Group, Inc."

     The Board of Directors and Majority Stockholders have adopted a resolution amending the Company's Articles of Incorporation to change the Company's name to "Mega Media Group, Inc.". The name change will become effective when the amended Articles of Incorporation is filed with the Nevada Secretary of State. The Board believes that the name change is in the best interests of the Company since it better reflects the Company's new business of media and entertainment after the reverse merger, which was reported on the Form 8-K filed on August 14, 2006, as amended August 18, 2006.

B. Increase the Number of Authorized Shares of Common Stock From 1,500,000,000 to 270,000,000,000

General

     The Company's Articles of Incorporation authorizes the maximum number of shares outstanding at any time shall be one billion five hundred million (1,500,000,000) shares of Common Stock. On November 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to authorize two hundred seventy billion (270,000,000,000) shares of Common Stock. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. On November 16, 2006, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

     Specifically, the increase in authorized shares is necessary to (a) issue shares to the Mega Media Group ("MMG") shareholders pursuant to the Stock Purchase Agreement and Share Exchange dated August 10, 2006, which will complete the reverse merger reported in the Form 8-K filed on August 14, 2006, as amended August 18, 2006, (b) issue to Ian Rescigno the 516,061,636 shares of common stock, which is the balance of the shares awarded to Mr. Rescigno pursuant to the default judgment against us which was entered in the Los Angeles Superior Court on February 28, 2006, and (c) based upon the recent financing completed by the Company.


Reverse Merger

     On August 11, 2006, we acquired all of the outstanding capital stock of MMG in exchange for the issuance to the MMG shareholders, upon the increase in the authorized capital stock, of a total number of shares of Edulink common stock, which will represent, and equate to, 90% of Edulink's issued and outstanding common stock after the transaction is closed. Once our capital stock is increased we will be able to close this transaction by issuing the requisite number of shares.

Rescigno Judgment

     On February 28, 2006, a default judgment was entered against us in the Los Angeles Superior Court, which ordered Standard Registrar and Transfer Company, Inc., our transfer agent, to issue to Ian Rescigno 735,000,000 shares of our Common Stock for breaching a settlement agreement that arose from an employment agreement dispute. As of the date of this Information Statement, the transfer agent issued to Mr. Rescigno 218,938,364 shares of our Common Stock, leaving a balance 516,061,636 shares of common stock unissued since we have issued all of our authorized common stock. The increase in our authorized common stock is necessary to provide for the complete issuance of common stock to Mr. Rescigno pursuant to the default judgement.

Financing

     The Company's recent financing necessitates an increase in our authorized shares so that we can file an SB-2 registration statement allowing for full conversion of the notes discussed below. Pursuant to the Securities Purchase Agreement dated August 18, 2006 between the Company and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC (collectively, the "Investors"), the Investors purchased an aggregate of
(i) $1,500,000 in callable convertible secured notes (the "Notes"), and (ii) warrants to purchase 50,000,000 shares of our common stock (the "Warrants"). In accordance with the Securities Purchase Agreement, we are required to register 100% of the estimated amount of shares of common stock issuable in connection with the conversion of the Notes. The aggregate principal amount of the Notes is one million five hundred thousand dollars ($1,500,000). The Company will be filing a Form SB-2 registration statement with the SEC to register a total of 2,500,000,000 shares of common stock in accordance with the Securities Purchase Agreement. The amount of common shares to register was calculated as follows:

     The aggregate principal amount of the Notes is one million, five hundred thousand dollars ($1,500,000). The estimated conversion price of the Notes is $.0006 based on the following: $.001 was the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading days prior to the closing date of the transaction, less a 40% discount. Thus, at a discounted price-per-share of $.001, 2,500,000,000 shares of the Company's common stock would be issuable upon conversion of $1,500,000 into common shares of the Company ("Conversion Shares") and must be registered.

     After the additional shares are used for the specific purposes set forth above, the general purpose and effect of the amendment to the Company's Articles of Incorporation in authorizing additional shares of Common Stock will be to use such additional shares of common stock for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. When the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

     The additional authorized shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

C. Authorize 20,000,000 Shares of Blank Check Preferred Stock

     Our Articles of Incorporation do not authorize a class of preferred stock. On November 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to authorize twenty million (20,000,000) shares of blank check preferred stock. The Board of Directors determined that it was in the best interest of the Company to create blank check preferred stock to issue from time to time to management and consultants as compensation and as an anti-takeover remedy. The Board is vested with the power to designate, determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the blank check preferred stock. On November 16, 2006, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

D. Authorize a 1-for-1,500 Reverse Stock Split of Our Authorized and Issued and Outstanding Shares of Common Stock.

General

     The Board of Directors and Majority Stockholders approved the 1-for-1,500 reverse stock split (the "Reverse Stock Split") of our Common Stock on November 16, 2006. Upon the effectuation of this Reverse Stock Split, each 1,500 shares of our Common Stock will be automatically converted into one (1) share of Common Stock. To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50.

     The Board will not effectuate the 1-for-1,500 Reverse Stock Split until after (a) effectuating the above-referenced increase of our common stock to 270,000,000,000 shares, (b) the share issuances to the Mega Media Group shareholders pursuant to the Stock Purchase Agreement and Share Exchange with us that closed on August 11, 2006, and (c) the 516,061,636 shares are issued to Ian Rescigno pursuant to the default judgment against us which was entered in the Los Angeles Superior Court on February 28, 2006.

     Shareholder approval for a reverse stock split of the Company's Common Stock is valid for one year following the date of such approval. If no such reverse stock split is effectuated for one year following November 16, 2006, the Company will be required to present the matter to the shareholders again for approval prior to effectuating the reverse stock split.

     Please note that the Reverse Stock Split will become effective as of the date approved by the Nasdaq. The Board will have one year from the date hereof to declare the Reverse Stock Split. However, upon effectuation, the reverse stock split will not change your proportionate equity interests in the company, except as may result from the issuance or cancellation of shares pursuant to the fractional shares.

Purpose and Material Effects of the Reverse Stock Split
-------------------------------------------------------

     The Board of Directors had proposed the Reverse Stock Split as one method to attract business opportunities in the Company. When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company.

     We believe that, upon effectuation, the Reverse Stock Split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of a reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after a reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     Upon effectuation, the reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, an additional share will be issued to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50. The principal effect of a reverse split is that the number of shares of Common Stock issued and outstanding will be reduced proportionately with the reverse split. The number of authorized shares of Common Stock is not affected.

     The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital, on a fully diluted basis, on our balance sheet attributable to our Common Stock will be reduced by up to 1/1,500 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

     The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the cancellation of fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     Stockholders should recognize that they will own a fewer number of shares than they presently own. While we expect that upon effectuation the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split may increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1580, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

     The following documents as filed with the Commission by the Company are incorporated herein by reference:

1. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and

2. Annual Report on Form 10-K for the year ended December 31, 2005.

                          EFFECTIVE DATE OF AMENDMENTS

     Pursuant to Rule 14c-2 under the Exchange Act, the filing of the Amendments to the Articles of Incorporation with the Nevada Secretary of State or the effective date of such filing, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on December __, 2006.

By Order of the Board of Directors

                                       /s/ Aleksandr Shvarts
                                       ---------------------
                                       ALEKSANDR SHVARTS
                                       Chief Executive Officer